                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                 (RULE 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     TRANSCONTINENTAL REALTY INVESTORS, INC.
                              (Name of the Issuer)

                         AMERICAN REALTY INVESTORS, INC.
                                 (Other Person)
                         BASIC CAPITAL MANAGEMENT, INC.
                                 (Other Person)
                                GENE E. PHILLIPS
                                 (Other Person)
                    TRANSCONTINENTAL ACQUISITION CORPORATION
                                    (Offeror)
                     TRANSCONTINENTAL REALTY INVESTORS, INC.
                                    (Issuer)
                   INCOME OPPORTUNITY ACQUISITION CORPORATION
                                 (Other Person)
                            (Names of Filing Persons)

                      COMMON STOCK, PAR VALUE .01 PER SHARE
                         (Title of Class of Securities)

                                   893617-20-9
                      (CUSIP Number of Class of Securities)

                                ROBERT A. WALDMAN
                        1800 VALLEY VIEW LANE, SUITE 300
                               DALLAS, TEXAS 75234
                                 (469) 522-4200
                              (469) 522-4360 (FAX)

                                 ---------------
                                   With copies
                                       to:
                                 ---------------

   STEVEN C. METZGER, ESQ.                              JEFFREY M. SONE, ESQ.
PRAGER METZGER & KROEMER, PLLC                          JACKSON WALKER L.L.P.
  2626 COLE AVENUE, SUITE 900                        901 MAIN STREET, SUITE 6000
     DALLAS, TEXAS 75204                                 DALLAS, TEXAS 75202
       (214) 969-7600                                      (214) 953-6000
     (214) 523-3838 (FAX)                                (214) 953-5822 (FAX)
      (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

                            Calculation of Filing Fee
================================================================================
       Transaction valuation                       Amount of filing fee
--------------------------------------------------------------------------------
          Not Applicable                              Not Applicable
================================================================================

Amount Previously Paid:  Not Applicable           Filing Party:  Not Applicable
Form or Registration No.:  Not Applicable         Date Filed:   Not Applicable

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates

     [X] third-party tender offer subject to Rule 14d-1.

     [ ] issuer tender offer subject to Rule 13e-4.

     [X] going private transaction subject to Rule 13e-3

     [ ] amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                                TABLE OF CONTENTS

Item 12. Exhibits

Exhibit Index

         Exhibit (A)(5)(i)

         (A)(5)(i) Press Release issued by American Realty Investors, Inc. on November 8, 2002

                                  EXHIBIT INDEX

(a)(5)(i)  Press release issued by American Realty Investors, Inc. on
           November 8, 2002.